Exhibit 10.15

CONSULTANT: EFFECTIVE DATE: TERMINATION DATE:	• Robert B. Stein • January 23, 2015 • January 23, 2020

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the Business Terms Exhibit, the “Agreement”) made as of January 23, 2015 (the “Effective Date”) is between Protagenic Therapeutics, Inc., a Delaware corporation with a office address at 149 5th Avenue, Suite 500, New York, NY 10010, Tel: 212 994 8202, F: 508 734 2177 (“Protagenic”) and Dr. Robert B. Stein having a home address at 155 Ocena Drive East, Suite 4i, Brooklyn, NY 11235 (Tel: 650-283-5834) (“Consultant”). Protagenic desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Protagenic, all as provided in this Agreement.

1.	Definitions. The following terms have the meanings set forth below:

1.1	“Business Terms Exhibit” means the business and financial terms applicable to the Consulting Services (as defined below) set forth in the attached exhibit, as may be amended from time to time by written agreement of the parties.

1.2	“Confidential Information” means any non-public scientific, technical, financial or business information possessed or obtained by, developed for or given to Protagenic which is treated by Protagenic as confidential or proprietary, whether or not labeled or identified as “Confidential”. Confidential Information will include, without limitation, information prepared in full or in part for Protagenic by Consultant, Materials and Developments (defined below), the terms of this Agreement and information about or belonging to Protagenic’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

1.3	“Developments” means concepts, inventions, know-how, techniques, improvements, writings, data, computer software, and Materials (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Consulting Services, and/or result from use of Protagenic’s Confidential Information.

1.4	“Materials” means all materials furnished by Protagenic, all materials developed by Consultant in connection with the Consulting Services, and any materials, the cost of which are reimbursed to Consultant by Protagenic hereunder. Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials.

1.5	“Term” means the term of this Agreement as set forth in the Business Terms Exhibit.

2.	Consulting Services. Protagenic retains Consultant and Consultant agrees to provide consulting services to Protagenic as it may from time to time reasonably request and as specified in the Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Protagenic prior to commencement of the changes.

3.	Consulting Relationship. Consultant agrees, as a condition of this Agreement, to the following terms:

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com

3.1	Compliance.

a.	With Institution Policies. Protagenic recognizes that if the Consultant becomes a faculty member at or employee of a university or hospital (“Institution”), then the Consultant is responsible for ensuring that any consulting agreement Consultant enters into with industry is not in conflict with the patent, consulting or other policies of Institution. If Consultant is required by Consultant’s Institution to disclose to it any proposed agreements with industry, Consultant has made that disclosure. If Institution’s prior approval of this Agreement is required by Institution policies, Consultant has obtained that approval.

b.	With Policies and Regulations. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory, and health and safety guidelines or regulations established by Protagenic or any governmental authority with respect to State of Delaware’s business.

c.	Absence of Debarment. Consultant represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, either by the Health Canada or by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.2	Absence of Restrictions. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times so that they will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party (including, without limitation, Institution).

3.3	Confidential Information of Third Parties. The performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Consultant will not disclose to State of Delaware any confidential or proprietary information of any third parties.

3.4	Competitive Activities. During the Term and for a period of twelve (12) months thereafter, Consultant will not provide consulting services to any business or entity developing a product or sponsoring a project which competes with a product being developed or project being sponsored by Protagenic for which Consultant is providing Consulting Services. It will not be considered a competitive activity for Consultant to be a member of the faculty or staff of a university, college or other educational or non-profit research institution.

4.	Compensation. As full consideration for the Consulting Services rendered under this Agreement, Protagenic agrees to pay Consultant and reimburse expenses as set forth in the Business Terms Exhibit.

5.	Developments.

5.1

Ownership. All Developments will be the exclusive property of Protagenic. All Developments that are “Works Made for Hire” as defined both by the Canadian and the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to Protagenic. Consultant will promptly and fully disclose to Protagenic all Developments. Consultant will keep and maintain

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com

complete written records of all Developments and of all work or investigations done or carried out by Consultant. Consultant may keep one (1) copy of these records in Consultant’s files solely for reference purposes. Consultant assigns and agrees to assign to Protagenic all of Consultant’s right, title and interest in and to any Developments. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of Protagenic and at Protagenic’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as Protagenic will reasonably request, in order to perfect and enforce Protagenic’s rights in the Developments. Consultant appoints Protagenic its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

5.2	Agreement with Institution. This Agreement is made subject to the understanding that Consultant, if becoming an affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of that use is that any Development will not be assignable solely to Protagenic.

5.3	Work at Third Party Facilities. Unless covered by an appropriate agreement between any third party and Protagenic, Consultant will not engage in any activities or use any third party facilities or intellectual property in performing the Consulting Services which could result in claims of ownership to any Developments being made by a third party.

6.	Confidentiality; Publication.

6.1	Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, any Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Protagenic. The obligations of non-disclosure will not apply to information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by Protagenic, as evidenced by Consultant’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from Protagenic.

6.2	Publication. Consultant agrees to submit to Protagenic a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contain information or any discussion relating to Protagenic or the Consulting Services, at least thirty (30) days prior to submission for publication or disclosure, to enable Protagenic to determine if patentable Developments or any Confidential Information of Protagenic would be disclosed. Consultant will cooperate with Protagenic in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Protagenic, and will assist Protagenic in filing for patent protection for any patentable Developments described in those documents, prior to publication or other disclosure.

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com

7.	Expiration/Termination.

7.1	Term. This Agreement will commence on the Effective Date and continue for the Term, unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual written agreement of the parties.

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by Protagenic. Either party may terminate this Agreement (a) immediately at any time upon written notice to the other party in the event of a breach of this Agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and/or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party.

7.4	Effect of Expiration/Termination. Upon expiration or termination, neither Protagenic nor Consultant will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of expiration or termination, and (b) the terms and obligations under sections 1, 3.4, 5, 6, 7.4 and 8, will survive. Upon expiration or termination, and in any case upon Protagenic’s request, Consultant will promptly return to Protagenic all Confidential Information and copies thereof, except for one (1) copy which Consultant may retain solely for archival purposes.

8.	Miscellaneous.

8.1	Independent Consultant; Taxes.

a.	Independent Consultant. All Consulting Services will be rendered by Consultant as an independent Consultant and this Agreement does not create an employer-employee relationship between Protagenic and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Protagenic employees. Consultant will not in any way represent himself to be an employee, partner, joint venture, agent or officer with or of Protagenic.

b.	Taxes. Consultant will pay all required taxes on Consultant’s income from Protagenic under this Agreement. Consultant will provide Protagenic with Consultant’s taxpayer Identification Number or Social Insurance number, as applicable.

8.2	Use of Name. Consultant consents to the use by Protagenic of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Protagenic.

8.3	Notices. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to Protagenic must be marked “Attention: Chairman / CEO.

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com

8.4	Assignment. This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that Protagenic may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of its business to which this Agreement relates.

8.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Protagenic and Consultant.

8.6	No Modification. This Agreement may be changed only by a writing signed by both parties.

8.7	Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

8.8	Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a provincial court located within the State of Delaware), and Protagenic and Consultant each consents to the jurisdiction of such a court.

8.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PROTAGENIC THERAPEUTICS, INC.		ROBERT B. STEIN
By:

Signature:	/s/ Robert Ziroyan	Signature:	/s/ Robert B. Stein

Print Name:	Robert Ziroyan	SS or Tax ID No:	[redacted]

Title:	Interim President & Chief Operating Officer

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com

BUSINESS TERMS EXHIBIT

Consulting Agreement with Dr. Robert B. Stein

1. Scope of Work/Duties and Responsibilities

Consultant will provide advisory and technical services to Research and Development.

2. Compensation

As full compensation for the Consulting Services, Protagenic will grant a nonqualified stock option to the Consultant under the terms and conditions specified in the Nonqualified Stock Option Agreement.

3. Term:

This agreement will be for a term of five years beginning of the Effective Date (the “Term”).

4. Reporting:

The Consultant will be accountable to the Chairman of Protagenic Therapeutics Inc.

Protagenic Therapeutics Inc., 149 5th Avenue, Suite 500, New York, NY 10010,

Tel: 212 994 8202, F: 508 734 2177, www.protagenic.com